 Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT  84095
Telephone:  801-253-1600 • Fax:  801-253-1688

PRESSRELEASE

FOR IMMEDIATE RELEASE

Date:	October 23, 2013
Contact:	Anne-Marie Wright, Vice President, Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

MERIT MEDICAL ANNOUNCES RESULTS
FOR THE QUARTER ENDED SEPTEMER 30, 2013

Record Sales Up 20% for 3Q
Core Business Up 11% for 3Q
Improved Performance in All Product Groups and Business Segments
Gross Margin Up 150 Basis Points Sequentially
3Q SG&A and R&D Expenses Down 300 Basis Points Sequentially
Non-GAAP EPS $0.25 for 3Q

SOUTH JORDAN, UTAH- Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and endoscopy, today announced record revenues of $115.2 million for the quarter ended September 30, 2013, an increase of 20% over revenues of $95.9 million for the third quarter of 2012. Revenues for the nine-month period ended September 30, 2013 were a record $329.0 million, compared with $292.1 million for the comparable nine-month period in 2012, an increase of 13%.
Merit’s non-GAAP net income for the quarter ended September 30, 2013, adjusted to eliminate non-recurring costs and amortization of intangibles, was $10.5 million, or $0.25 per share, up 24% compared to $8.5 million, or $0.20 per share, for the quarter ended September 30, 2012.
Merit’s non-GAAP net income for the nine months ended September 30, 2013, adjusted to eliminate non-recurring costs and amortization of intangibles, was down 14% to $21.1 million, or $0.49 per share, compared to $24.6 million, or $0.58 per share, for the corresponding period of 2012.

GAAP net income for the quarter ended September 30, 2013 was $5.6 million, or $0.13 per share, compared to $7.2 million, or $0.17 per share, for the comparable quarter of 2012.
GAAP net income for the nine-month period ended September 30, 2013 was $10.0 million, or $0.23 per share, compared to $19.1 million, or $0.45 per share, for the corresponding period of 2012.
For both the three- and nine-month periods ended September 30, 2013, GAAP operating income and net income were affected by a non-recurring, non-cash impairment of approximately $4.3 million ($2.7 million after tax). Merit recorded a write-down of intangible assets related to the decreased future revenue forecast of an acquired product. Excluding the aforementioned one-time impairment charge of $2.7 million after tax, GAAP net income would have been $8.3 million, or $0.19 per share, for the quarter ended September 30, 2013, up 15% compared to $7.2 million, or $0.17 per share, for the quarter ended September 30, 2012.
In the third quarter of 2013, compared to the third quarter of 2012, catheter sales grew 17%; stand-alone device sales increased 15%; custom kit and tray sales rose 15%; Merit Endotek sales were up 14%; BioSphere sales increased 6%; and inflation device sales were down 4%. Excluding lower sales to an OEM customer, inflation device sales rose 0.5%.
For the nine-month period ended September 30, 2013, compared to the nine-month period ended September 30, 2012, catheter sales grew 15%; custom kit and tray sales rose 10%; stand-alone device sales increased 7%; Merit Endotek sales were up 6%; BioSphere sales decreased 4%; and inflation device sales were down 8%. Excluding lower sales to an OEM customer, inflation device sales rose 0.6%.
GAAP gross margin for the third quarter of 2013 was 44.3% of sales, compared to 47.3% of sales for the third quarter of 2012 and 42.8% of sales for the second quarter of 2013. GAAP gross margin for the nine-month period ended September 30, 2013 was 42.9% of sales, compared to 46.7% of sales for the comparable period of 2012. The reductions in gross margins from the three- and nine-month periods ended September 30, 2012 to the corresponding periods of 2013 were due primarily to higher standard costs of 1.5% and 1.7% of sales, respectively, resulting from lower production volumes for the three- and nine-month periods ended September 30, 2013; amortization of developed technology costs of 1.2% of sales for both periods of 2013, associated with the integration of the operations of Thomas Medical; implementation of the Medical Device Excise Tax of 1.0% of sales for both periods of 2013, which was part of the Affordable Care Act; and non-recurring finished goods inventory mark-up costs of 0.1% and 0.2% of sales, respectively, related to the Thomas Medical acquisition for both periods of 2013.  Excluding the non-recurring Thomas Medical finished goods inventory mark-up costs, gross margin would have been 44.4% and 43.1% of sales, respectively, for the three- and nine-month periods ended September 30, 2013.  Merit's non-GAAP gross margin was 46.5% of sales for the quarter ended September 30, 2013, compared to 48.5% of sales for the quarter ended September 30, 2012.  Non-GAAP gross margin was 45.2% of sales for the nine months ended September 30, 2013, compared to 47.9% of sales for the nine months ended September 30, 2012.
GAAP selling, general and administrative expenses for the third quarter of 2013 were 27.2% of sales, compared to 30.1% of sales for the third quarter of 2012. For the nine-month period ended September 30, 2013, GAAP SG&A expenses were 28.9% of sales, compared to 30.3% of sales for the first nine months of 2012. The decrease in SG&A expenses during both periods was primarily due to the implementation of cost-cutting initiatives in expenses such as trade shows and conventions, 401(k) employer match, and bonuses.  Non-GAAP SG&A expenses for the third quarter of 2013 were 26.2% of sales, compared to 29.5% of sales for the third quarter of 2012.  Non-GAAP SG&A expenses for the nine months ended September 30, 2013 were 27.3% of sales, compared to 29.3% of sales for the nine months ended September 30, 2012.
Research and development costs during the third quarter of 2013 were 6.3% of sales, compared to 7.4% of sales for the third quarter of 2012. Research and development costs were 7.6% of sales for the first nine months of 2013, compared to 6.9% of sales for the comparable period of 2012. The decrease in research and development costs for the third quarter of 2013 can be attributed to an Irish government research and development benefit related to Merit’s new building in Galway, Ireland. The increase in research and development expenses for the nine months ended September 30, 2013 was primarily due to headcount additions for research and development to support new product development, personnel increases in Merit’s regulatory department to support registrations in foreign countries to expand international product offerings, and research and development costs associated with the acquisition of Thomas Medical.
“Although we had anticipated lower revenue growth due to seasonal considerations, we are very pleased with the sales and operational results for the third quarter,” said Fred P. Lampropoulos, Merit’s Chairman and Chief Executive Officer. “Overall revenue growth of 20% was driven by core product growth of 11%. This growth, combined with lower SG&A expenses sequentially and year-to-date, delivered results we are pleased with.”
“We are working aggressively to implement our plan to consolidate facilities and increase automation in both production and documentation of our procedures,” Lampropoulos said. “We intend to continue these efforts throughout and beyond 2014 and we believe these efforts are some of the factors which will contribute to our goal of continued gross margin improvement.”
“We believe our pipeline of developed products, such as the basixTOUCH™ Inflation Syringe, ASAP® LP Aspiration Catheter, Prelude Ease™ Sheath Introducer, PhD™ Hemostatic Valve, as well as the newly acquired products of Datascope Corp. and Radial Assist, will provide substantial sales momentum moving forward,” Lampropoulos continued. “Specifically, the combination of the internally developed Ultimate™ and MIV™ radial catheters and our Prelude™ sheaths, along with the SAFEGUARD® pressure assisted device and the RadBoard® product lines, give us a platform to support our radial program. We believe radial access continues to be one of the fastest-growing segments in an otherwise somewhat lackluster cardiology market.”
“All of our product groups and business segments improved in the third quarter compared to year-to-date results,” Lampropoulos added. “This performance is a result of focus and leadership of our management team worldwide.”
Merit’s income from operations was $8.4 million for the third quarter of 2013, compared to $9.1 million for the third quarter of 2012. For the nine-month period ended September 30, 2013, income from operations was $16.9 million, compared to $25.3 million for the corresponding period of 2012.
Merit’s income tax expense for the third quarter of 2013 reflects an effective tax rate of 12.9%, compared to an effective tax rate of 20.0% for the third quarter of 2012. For the nine-month period ended September 30, 2013, Merit’s effective tax rate was 14.0%, compared to 26.0% for the comparable period of 2012. The decrease in the effective tax rate for both periods was primarily the result of a higher mix of earnings from Merit's foreign operations (primarily Ireland), which are taxed at a lower rate than Merit's U.S. operations and the release of unrecognized tax benefits due to statute of limitation expirations.  In addition, the effective tax rate for the nine months ended September 30, 2013 was lower than the corresponding period of 2012, due primarily to the reinstatement of the federal research and development credit for the 2012 tax year. The credit was reinstated by the American Taxpayer Relief Act of 2012, which was signed on January 2, 2013 and recognized as a discrete benefit in the first quarter of 2013.

CONFERENCE CALL
Merit Medical invites all interested parties to participate in its conference call today, (Wednesday, October 23rd, 2013) at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific). The domestic telephone number is (877) 941-0844, and the international number is (480) 629-9835. A live webcast will also be available for the conference call at www.merit.com.

.

BALANCE SHEET
(Unaudited in thousands)

	September 30,	December 31,
	2013	2012
ASSETS
Current Assets
Cash and cash equivalents	$9,115	$9,719
Trade receivables, net	57,279	53,402
Employee receivables	249	169
Other receivables	2,502	2,672
Inventories	81,057	84,599
Prepaid expenses	4,922	4,133
Prepaid income taxes	1,266	1,250
Deferred income tax assets	4,989	4,976
Income tax refunds receivable	1,102	1,076
Total Current Assets	162,481	161,996

Property and equipment, net	261,963	234,803
Other intangibles, net	101,805	118,131
Goodwill	175,489	175,108
Deferred income tax assets	4,237	4,237
Other assets	12,208	11,034
Total Assets	$718,183	$705,309

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Trade payables	23,637	34,637
Accrued expenses	27,308	27,269
Current portion of long-term debt	10,000	10,000
Advances from employees	729	551
Income taxes payable	1,871	547
Total Current Liabilities	63,545	73,004

Deferred income tax liabilities	2,436	2,373
Liabilities related to unrecognized tax benefits	2,035	2,938
Deferred compensation payable	6,821	5,956
Deferred credits	3,107	2,980
Long-term debt	241,157	227,566
Other long-term obligations	3,456	8,915
Total Liabilities	322,557	323,732

Stockholders' Equity
Common stock	174,551	172,341
Retained earnings	220,448	210,418
Accumulated other comprehensive loss	627	(1,182)
Total stockholders' equity	395,626	381,577
Total Liabilities and Stockholders' Equity	$718,183	$705,309

INCOME STATEMENT
(Unaudited, in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

SALES	$115,210	$95,907	$329,033	$292,057

COST OF SALES	64,180	50,572	188,025	155,528

GROSS PROFIT	51,030	45,335	141,008	136,529

OPERATING EXPENSES
Selling, general and administrative	31,350	28,880	95,002	88,638
Research and development	7,308	7,098	25,064	20,130
Intangible asset impairment charge	8,089		8,089
Contingent consideration benefit	(4,108)		(4,075)
Acquired in-process research and development		275		2,450
Total	42,639	36,253	124,080	111,218

INCOME FROM OPERATIONS	8,391	9,082	16,928	25,311

OTHER INCOME (EXPENSE)
Interest income	69	57	200	176
Interest (expense)	(1,916)	(128)	(5,297)	(352)
Other income (expense)	(104)	26	(174)	633
Total other income (expense) - net	(1,951)	(45)	(5,271)	457

INCOME BEFORE INCOME TAX EXPENSE	6,440	9,037	11,657	25,768

INCOME TAX EXPENSE	833	1,811	1,627	6,699

NET INCOME	$5,607	$7,226	$10,030	$19,069

EARNINGS PER SHARE-
Basic	$0.13	$0.17	$0.24	$0.45

Diluted	$0.13	$0.17	$0.23	$0.45

AVERAGE COMMON SHARES-
Basic	42,596	42,202	42,560	42,087

Diluted	42,872	42,692	42,793	42,536

Although Merit’s financial statements are prepared in accordance with accounting principles which are generally accepted in the United States of America (“GAAP”), Merit’s management believes that certain non-GAAP financial measures provide investors with useful information regarding the underlying business trends and performance of Merit’s ongoing operations and can be useful for period-over-period comparisons of such operations.  The following table sets forth supplemental financial data and corresponding reconciliations to GAAP financial statements for the three- and nine-month periods ended September 30, 2013 and 2012, respectively. Readers should consider these non-GAAP measures in addition to, not as a substitute for, financial reporting measures prepared in accordance with GAAP. These non-GAAP financial measures exclude some, but not all, items that affect Merit's net income. Additionally, these calculations may not be comparable with similarly titled measures of other companies.

Merit Medical Systems, Inc. Non-GAAP Income Statement

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Non-GAAP ADJUSTMENTS
GAAP net income	$5,607	$7,226	$10,030	$19,069

Acquisition costs	32		526	67
Mark-up on finished goods (a)	164		744
Severance	65		1,411	252
Long-term asset impairment charges (b)	27	17	80	27
Intangible asset impairment charges (c)	8,089		8,089
Long-term debt issuance charges	199		597
Acquired in-process research and development		275		2,450
Amortization of intangible assets
Cost of sales	2,363	1,200	7,089	3,196
SG&A expense	1,076	646	3,322	2,498
Contingent consideration benefit (d)	(4,108)	(90)	(4,075)	370
Income tax effect of reconciling items (e)	(3,005)	(778)	(6,758)	(3,367)

	$10,509	$8,496	$21,055	$24,562

Non-GAAP net income per share	$0.25	$0.20	$0.49	$0.58

Diluted shares used to compute Non-GAAP net income per share	42,872	42,692	42,793	42,536

The non-GAAP income for adjustments referenced in the preceding table does not reflect stock-based compensation expense of approximately $289,000 and approximately $429,000 for the three months ended September 30, 2013 and 2012, respectively, and stock-based compensation of approximately $1.1 million and approximately $1.5 million for the nine months ended September 30, 2013 and 2012, respectively.

(a) Increase in cost of goods sold related to the mark-up of finished goods associated with Merit's acquisition of Thomas Medical Products, Inc.
(b) Amounts represent abandoned patents.
(c) Represents changes in the fair value of certain intangible assets
(d) Represents changes in the fair value of contingent consideration liabilities for recent acquisitions.
(e) Reflects an estimated annual income tax rate of 38% on a non-GAAP basis.

ABOUT MERIT
Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and endoscopy. Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 200 individuals. Merit employs approximately 3,000 people worldwide with facilities in South Jordan, Utah; Angleton, Texas; Richmond, Virginia; Malvern, Pennsylvania; Maastricht and Venlo, The Netherlands; Paris, France; Galway, Ireland; Beijing, China; Copenhagen, Denmark; and Rockland, Massachusetts.

Statements contained in this release which are not purely historical, including, without limitation, statements regarding Merit's forecasted revenues, net income, financial results or anticipated acquisitions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Merit's Annual Report on Form 10-K for the year ended December 31, 2012. Such risks and uncertainties include risks relating to Merit's potential inability to successfully manage growth through acquisitions, including the inability to commercialize technology acquired through completed, proposed or future transactions; product recalls and product liability claims; expenditures relating to research, development, testing and regulatory approval or clearance of Merit's products and risks that such products may not be developed successfully or approved for commercial use; greater governmental scrutiny and regulation of the medical device industry; reforms to the 510(k) process administered by the U.S. Food and Drug Administration; compliance with governmental regulations and administrative procedures; potential restrictions on Merit's liquidity or its ability to operate its business in compliance with its current debt agreements and the consequences of failing to comply with such agreements; possible infringement of Merit's technology or the assertion that Merit's technology infringes the rights of other parties; the potential of fines, penalties, or other adverse consequences if Merit's employees or agents violate the U.S. Foreign Corrupt Practices Act or other laws and regulations; laws targeting fraud and abuse in the healthcare industry; potential for significant adverse changes in, or failure to comply with, governing regulations; the effect of changes in tax laws and regulations in the United States or other countries; the administrative burden and the expense associated with the Medical Device Excise Tax; increases in the price of commodity components; negative changes in economic and industry conditions in the United States and other countries; termination or interruption of relationships with Merit's suppliers, or failure of such suppliers to perform; fluctuations in Euro and GBP exchange rates; Merit's need to generate sufficient cash flow to fund its debt obligations, capital expenditures, and ongoing operations; concentration of Merit's revenues among a few products and procedures; development of new products and technology that could render Merit's existing products obsolete; market acceptance of new products; volatility in the market price of Merit's common stock; modification or limitation of governmental or private insurance reimbursement policies; changes in health care markets related to health care reform initiatives; failure to comply with applicable environmental laws; changes in key personnel; work stoppage or transportation risks; uncertainties associated with potential healthcare policy changes which may have a material adverse effect on Merit; introduction of products in a timely fashion; price and product competition; availability of labor and materials; cost increases; fluctuations in and obsolescence of inventory; and other factors referred to in Merit's Annual Report on Form 10-K for the year ended December 31, 2012 and other materials filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will differ, and may differ materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

# # #